Exhibit 10.1

BIOMED REALTY TRUST, INC.

BIOMED REALTY, L.P.

2004 INCENTIVE AWARD PLAN

PERFORMANCE UNIT AWARD GRANT NOTICE AND

PERFORMANCE UNIT AWARD AGREEMENT

BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), pursuant to its 2004 Incentive Award Plan (the “Plan”), hereby grants to the individual listed below (“Participant”), an award of performance units (“Performance Units” or “Units”) with respect to the number of shares (the “Shares”) of the Company’s common stock (the “Stock”) set forth below. This award (this “Award”) is subject to all of the terms and conditions as set forth herein and in the Performance Unit Award Agreement attached hereto as Exhibit A (the “Performance Unit Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Performance Unit Agreement. The Units are Restricted Stock Units pursuant to the terms of the Plan.

Participant:
Grant Date:
Target Units:
Maximum Units:
Vesting Schedule:	Subject to the terms of the Performance Unit Agreement, the Units shall vest on the date and in the percentages set forth on Exhibit B attached hereto.

By his signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Performance Unit Agreement and this Grant Notice. Participant has reviewed the Plan, the Performance Unit Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the same. Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Performance Unit Agreement or this Grant Notice. In the event of any inconsistency between the Plan and the Performance Unit Agreement, the terms of the Plan shall control.

BIOMED REALTY TRUST, INC.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

EXHIBIT A

TO PERFORMANCE UNIT AWARD GRANT NOTICE

PERFORMANCE UNIT AWARD AGREEMENT

Pursuant to the Performance Unit Award Grant Notice (the “Grant Notice”) to which this Performance Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the right to receive the Units set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I

AWARD OF PERFORMANCE UNITS

1.1 Award of Performance Units.

(a) Award. In consideration of Participant’s continued employment with the Company or any Subsidiary thereof and for other good and valuable consideration, the Company hereby grants to Participant the right to receive the number of Units set forth in the Grant Notice. Prior to actual issuance of any Shares, the Award represents an unsecured obligation of the Company, payable only from the general assets of the Company.

(b) Vesting. The Award shall vest in accordance with Exhibit B to the Grant Notice.

1.2 Distribution of Units.

(a) Distribution Date. Subject to the terms and conditions of the Plan and this Agreement, Shares shall be distributed to Participant (or in the event of Participant’s death, to his estate) with respect to such Participant’s vested Units, if any, as soon as practicable following the Determination Date (as defined in Exhibit B to the Grant Notice), but in all events such distribution shall occur within the time frames set forth in Exhibit B.

(b) Distribution Upon Change in Control. Notwithstanding Section 1.2(a), Shares shall be distributed to Participant (or in the event of Participant’s death, to his estate) with respect to such Participant’s vested Units upon a Change in Control (after giving effect to any accelerated vesting of such Units pursuant to Exhibit B to the Grant Notice as a result of such Change in Control) (so long as such Change in Control also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and Section 1.409A-3(i)(5) of the Treasury Regulations) and any distribution of Shares upon a Change in Control shall occur immediately prior to the Change in Control.

(c) FICA Tax Distribution. Participant understands and agrees that certain tax withholding amounts may be due prior to an issuance of Shares under this Section 1.2 if the Units fail to be subject to a substantial risk of forfeiture for purposes of Section 83 of the Code prior to such date. If Shares are issued on an accelerated basis to satisfy the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a) or 3121(v)(2) of the Code (the “FICA Tax”) as provided in this Section 1.2(c) to the extent the Units fail to be subject to a substantial risk of forfeiture for purposes of Section 83 of the Code prior to an issuance of Shares under this Section 1.2, then Participant may have income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws (together with the FICA Tax, the “FICA-Related Taxes”). Participant’s FICA-Related Taxes shall be satisfied by the deduction of such amount from other compensation payable to Participant. To the extent the other compensation payable to Participant is determined by the Company to be insufficient to satisfy Participant’s FICA-Related Taxes, Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to satisfy the FICA-Related Taxes through the accelerated issuance and withholding of Shares otherwise issuable pursuant to the Units having a then-current Fair Market Value not exceeding the amount necessary to satisfy the FICA-Related Taxes of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates. Participant’s FICA-Related Taxes shall constitute a Tax Withholding Obligation for purposes of Section 1.3 below and Section 1.3(b) shall apply to any Shares withheld by the Company pursuant to this Section 1.2(c).

(d) Changes to Distribution Timing. Neither the time nor form of distribution of Shares with respect to the Units may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder. No payment under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation §1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

(e) Generally. Shares issued under the Award shall be issued to Participant or Participant’s beneficiaries, as the case may be, at the sole discretion of the Administrator, in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement; or (ii) certificate form. Unless otherwise determined by the Administrator, all distributions in respect of the Units shall be made by the Company in the form of whole Shares. In no event will fractional shares be issued upon settlement of the Award. In lieu of any fractional Share, the Company shall make a cash payment to Participant equal to the Fair Market Value of such fractional Share on the date the Units are settled pursuant to this Section 1.2.

1.3 Tax Withholding.

(a) The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the Units to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting of the Units, the distribution of the Shares issuable with respect thereto or any other taxable event related to the Units (the “Tax Withholding Obligation”).

(b) Unless Participant elects to satisfy the Tax Withholding Obligation by some other means in accordance with clause (c) below, Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to withhold a net number of vested Shares otherwise issuable with respect to the Units having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company based on the minimum applicable statutory withholding rates. In the event Participant’s Tax Withholding Obligation will be satisfied under this Section 1.3(b), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those Shares issuable to Participant upon settlement of the Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Participant’s Tax Withholding Obligation.

Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described above, including the transactions described in the previous sentence, as applicable. Any Shares to be sold at the Company’s direction through a broker-assisted sale will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable. The Shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Participant’s Tax Withholding Obligation, the Company agrees to pay such excess in cash to Participant as soon as practicable. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s Tax Withholding Obligation.

(c) At any time not less than five business days before any Tax Withholding Obligation arises, Participant may elect to satisfy the Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation in one or more of the forms specified below:

(i) by cash or check made payable to the Company;

(ii) by the deduction of such amount from other compensation payable to Participant;

(iii) by tendering vested Shares owned by Participant having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company and its Affiliates based on the minimum applicable statutory withholding rates; or

(iv) in any combination of the foregoing.

(d) To the maximum extent permitted by applicable law, the Company further has the authority to deduct or withhold by the deduction of such amount as is necessary to satisfy any Tax Withholding Obligation from other compensation payable to with respect to any taxable event arising from vesting of the Units, the receipt of the Shares upon settlement of the Units.

1.4 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any Shares upon settlement of the Units prior to fulfillment of all of the conditions set forth in Section 11.4 of the Plan.

ARTICLE II

RESTRICTIONS

2.1 Award and Interests Not Transferable. This Award, including the Units awarded hereunder, may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution unless and until the Shares issuable pursuant to the Award have been issued, and all restrictions applicable to such Shares have lapsed. This Award and the rights and privileges conferred hereby, including the Units awarded hereunder, shall not be liable for the debts, contracts or engagements of Participant or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

2.2 Rights as Shareholder. Neither Participant nor any person claiming under or through Participant shall have any of the rights or privileges of a shareholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant shall have all the rights of a shareholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

2.3 Other Restrictions. Participant hereby acknowledges and agrees that the Award is subject to the provisions of Section 15.12 of the Plan.

ARTICLE III

OTHER PROVISIONS

3.1 No Right to Continued Employment or Awards.

(a) Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or any Subsidiary and Participant.

(b) The grant of the Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future grants, if any, will be at the sole discretion of the Company. In addition, the value of the Award is an extraordinary item of compensation outside the scope of any employment contract. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Stock is unknown and cannot be predicted with certainty.

3.2 Adjustments. Participant acknowledges that the Award, including the vesting of the Award and the number of Shares subject to the Award, is subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Section 11.1 of the Plan.

3.3 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Participant shall be addressed to Participant at the most recent physical or email address for Participant listed in the Company’s personnel records. By a notice given pursuant to this Section 3.3, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.5 Governing Law; Severability. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

3.6 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the United States Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7 Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.8 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.9 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Units, the Plan and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.10 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Participant.

3.11 Paperless Administration. By accepting this Award, Participant hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

3.12 Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Participant with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Participant by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Participant by the Company.

3.13 Section 409A.

(a) Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(b) For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(c) If Participant is a “specified employee” (as determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i)) on the date of his or her “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations), the delivery of any Shares to Participant upon and as a result of such “separation from service” shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(2)(B)(i) of the Code, and such Shares shall be distributed to Participant on the earlier of (i) the expiration of the six-month period measured from the date of Participant’s “separation from service,” (ii) the date of Participant’s death, or (iii) such earlier date as is permitted under Section 409A and the Treasury Regulations thereunder.

EXHIBIT B

TO PERFORMANCE UNIT AWARD GRANT NOTICE

PERFORMANCE UNIT AWARD AGREEMENT

VESTING SCHEDULE

Capitalized terms used in this Exhibit B and not defined in Section 4 below shall have the meanings given them in the Agreement to which this Exhibit B is attached.

1. Performance Vesting. The Units shall vest based on the Company’s TSR Rank for the Performance Period. Provided Participant has remained continuously employed with or providing services to the Company or its Subsidiaries from the Grant Date until the Measurement Date, such number of Units shall vest on the Determination Date as is determined by multiplying (a) the Maximum Units set forth in the Grant Notice, multiplied by (b) the Performance Multiplier determined below as of the Measurement Date (rounded to the nearest whole Unit).

Company TSR Rank	Performance Multiplier
At or above the 75th Percentile TSR	100%
Between the 75th Percentile TSR and 50th Percentile TSR	Determined by linear interpolation(1)
At the 50th Percentile TSR	50%
Between the 25th Percentile TSR and 50th Percentile TSR	Determined by linear interpolation(2)
At or below the 25th Percentile TSR	0%

(1) The Performance Multiplier for the Company’s TSR Rank between the 75th Percentile TSR and 50th Percentile TSR shall be determined by linear interpolation between the 75th Percentile TSR (which is equal to a 100% Performance Multiplier) and 50th Percentile TSR (which is equal to a 50% Performance Multiplier).

(2) The Performance Multiplier for the Company’s TSR Rank between the 25th Percentile TSR and 50th Percentile TSR shall be determined by linear interpolation between the 25th Percentile TSR (which is equal to a 0% Performance Multiplier) and 50th Percentile TSR (which is equal to a 50% Performance Multiplier).

2. Effect of a Qualifying Termination. In the event Participant experiences a Qualifying Termination prior to the Measurement Date, then the Units shall continue to be eligible to vest on the Determination Date pursuant to Section 1 based on the Company’s TSR Rank for the Performance Period as described therein, with the exception that the number of Units that shall vest pursuant to Section 1, if any, shall be further multiplied by a fraction (not to exceed one), (a) the numerator of which shall be equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from the Grant Date until the date of Participant’s Qualifying Termination, and (b) the denominator of which shall be thirty-six (36)).

3. Forfeiture. Any portion of the Award and any Units which do not vest as a result of the Company’s TSR Rank for the Performance Period being below the threshold for vesting set forth above shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Award or Units. In addition, in the event that Participant’s employment is terminated by the Company or any of its Subsidiaries for Cause or Participant voluntarily resigns from or otherwise terminates his employment with the Company or any of its Subsidiaries without Good Reason and other than as a result of his Disability or death prior to the Measurement Date, then the Award and the Units shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Award or Units.

4. Definitions. For purposes of this Exhibit B, the following terms shall have the meanings given below:

4.1 “25th Percentile TSR” means the 25th percentile of the TSRs of the component companies in the Peer Group.

4.2 “50th Percentile TSR” means the 50th percentile of the TSRs of the component companies in the Peer Group.

4.3 “75th Percentile TSR” means the 75th percentile of the TSRs of the component companies in the Peer Group.

4.4 “Average Market Value” means the average of the closing price per share of Stock (or per share of common stock of a Peer Group company, as applicable) for the applicable twenty (20) trading days beginning or ending on a specified date for which such closing price is reported by the NYSE or such other authoritative source as the Administrator may determine.

4.5 “Beginning Average Market Value” means the Average Market Value based on the last twenty (20) trading days ending prior to the beginning of the Performance Period.

4.6 “Cause” shall have the meaning given to such term in that certain Change in Control and Severance Agreement dated as of January 25, 2012, among the Company, BioMed Realty, L.P. and Participant, as in effect on the Grant Date.

4.7 “Determination Date” means the date on which the Administrator certifies in writing the Company’s TSR for the Performance Period. In the event the Measurement Date is December 31, 20        , the Determination Date will shall be no earlier than January 1, 20         and no later than January 7, 20        . In the event the Measurement Date is the date of a Change in Control, the Determination Date shall be no earlier than the day immediately following the date of such Change in Control and no later than one week from the date of such Change in Control.

4.8 “Disability” shall mean the absence of Participant from Participant’s duties with the Company on a full-time basis for ninety (90) consecutive days or on a total of one hundred eighty (180) days in any twelve (12) month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to Participant or Participant’s legal representative.

4.9 “Ending Average Market Value” means the Average Market Value based on the last twenty (20) trading days of the Performance Period.

4.10 “Good Reason” shall have the meaning given to such term in that certain Change in Control and Severance Agreement dated as of January 25, 2012, among the Company, BioMed Realty, L.P. and Participant, as in effect on the Grant Date.

4.11 “Market Share Price” means the closing price per share of Stock (or per share of common stock of a Peer Group company, as applicable) for the specified day (or the last preceding day thereto for which reported) as reported by the NYSE or such other authoritative source as the Administrator may determine.

4.12 “Measurement Date” means the first to occur of (a) December 31, 20__, or (b) the date on which a Change in Control occurs.

4.13 “Peer Group” means the companies listed on Attachment 1 hereto, provided that any listed company that experiences an acquisition, divestiture or other unexpected fundamental change in its business that is material taken as a whole such that it is no longer reasonably comparable to the Company shall be eliminated by the Administrator.

4.14 “Performance Period” means the period beginning on January 1, 20            and ending on the Measurement Date.

4.15 “TSR” means the return a holder of Stock of the Company (or common stock of a Peer Group company, as applicable) earns over the Performance Period, expressed as a percentage, and including changes in Average Market Value of, and dividends or other distributions with respect to, the Stock of the Company (or common stock of a Peer Group company, as applicable). TSR shall be determined as the quotient determined by dividing (a) the sum of (i) the Ending Average Market Value reduced by the Beginning Average Market Value and (ii) dividends or other distributions with respect to a share of the Stock of the Company (or common stock of a Peer Group company, as applicable) paid during the Performance Period (with such dividends and other distributions deemed reinvested in shares of Stock of the Company (or shares of common stock of a Peer Group company, as applicable) based on the Market Share Price on the ex-dividend date where not paid in shares of Stock of the Company (or shares of common stock of a Peer Group company, as applicable)) , by (b) the Beginning Average Market Value. TSR, including the value of reinvested dividends and other distributions, shall be determined on the basis of the methodology utilized by SNL Financial LC as of the date hereof.

4.16 “TSR Rank” means the Company’s TSR rank compared to the Company’s Peer Group for the Performance Period, as determined pursuant to Section 1.

4.17 “Qualifying Termination” means a termination of Participant’s employment with the Company or any of its Subsidiaries as a result of (a) Participant’s termination by the Company or any of its Subsidiaries without Cause, (b) Participant’s voluntary resignation for Good Reason, (c) Participant’s Disability, or (d) Participant’s death, in each case prior to the Measurement Date.

ATTACHMENT 1 TO EXHIBIT B

TO PERFORMANCE UNIT AWARD GRANT NOTICE

PERFORMANCE UNIT AWARD AGREEMENT

PEER GROUP